UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 18, 2011

AnchorBanCorp Wisconsin Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	001-34955 (Commission File Number)	39-1726871 (IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin (Address of principal executive offices)	53703 (Zip Code)
Registrant’s telephone number, including area code: 800-252-6246
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 18, 2011, Anchor BanCorp Wisconsin Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that for the last 30 consecutive business days, the Company’s market value of publicly held shares was below the minimum $15,000,000 requirement for continued inclusion on The Nasdaq Global Market under Listing Rule 5450(b)(3)(C) (the “Rule”). This notification has no immediate effect on the listing of the Company’s common stock.
In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has 180 calendar days, or until February 14, 2012, to regain compliance with the Rule. The Company will regain compliance if, at any time before February 14, 2012, the Company’s market value of publicly held shares is $15,000,000 or more for a minimum of 10 consecutive business days.
If the Company does not regain compliance with the Rule by February 14, 2012, Nasdaq will provide the Company with written notification that the Company’s common stock will be delisted from The Nasdaq Global Market. At that time, the Company may appeal the delisting determination to a Nasdaq Listings Qualifications Panel (a “Panel”). In that event, the Company would likely request a hearing before a Panel, which would automatically stay the delisting of the Company’s common stock pending the issuance of the Panel’s decision after the hearing. The Company plans to exercise diligent efforts to maintain the listing of its common stock on The Nasdaq Global Market, but there can be no assurance that it will be successful in doing so.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin, Inc.
Date: August 19, 2011	By:	/s/ Mark D. Timmerman

Executive Vice President,
Secretary and General Counsel